Exhibit 99.1

For Release at 6:00 Am Central Time (7:00 Am Eastern Time)

NOVAMED STOCKHOLDERS APPROVE REVERSE STOCK SPLIT

CHICAGO, IL (May 25, 2010) – NovaMed, Inc. (Nasdaq: NOVA), a leading operator of ambulatory surgery centers in partnership with physicians, today announced that its stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a one-for-three reverse split of the Company’s outstanding shares of common stock.  NovaMed expects that the reverse stock split will take effect prior to the opening of markets on June 1, 2010 and will be effective with respect to stockholders of record at the close of business on May 28, 2010.  As a result of the reverse stock split, each three shares of common stock will be combined into one share of common stock and the number of shares of common stock issued and outstanding or held in treasury will be reduced proportionately based on the reverse stock split ratio of 1-for-3.  Stockholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest) in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by NovaMed’s transfer agent of all fractional shares otherwise issuable.

NovaMed’s stockholders also authorized a reduction in the total number of shares that the Company is authorized to issue from 100,000,000 shares consisting of 81,761,465 shares of common stock and 18,238,535 shares of preferred stock to 33,333,000 shares consisting of 27,253,000 shares of common stock and 6,080,000 shares of preferred stock, which will become effective at the same time as the reverse stock split.

About NovaMed
NovaMed operates, develops and acquires ambulatory surgery centers in partnership with physicians and holds majority ownership interests in 37 surgery centers located in 19 states.  Learn more at www.novamed.com.

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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

Investor Relations:
Susan A. Noonan
S. A. Noonan Communications
(212) 966-3650
susan@sanoonan.com